Exhibit 10.49

GENERAL RELEASE

THIS GENERAL RELEASE (hereinafter "Release") is made and entered into by and between MICHEAL W. COBLE (“Employee”) and OUTBACK STEAKHOUSE INTERNATIONAL, INC. (“Employer”). Employee's employment with Employer has ended, and his last day of employment is October 31, 2011. The parties desire to settle any and all disputes between them on terms that are mutually agreeable. Accordingly, in consideration of the mutual promises set forth below, Employer and Employee agree as follows:

1.
Employer will provide Employee with good and valuable consideration as specified in the Separation Agreement by and between Employee and Employer (the “Separation Agreement”) in return for Employee's execution of this Release, which is intended to fully and finally resolve any and all matters between Employer and Employee, whether actual or potential, on terms that are mutually agreeable.

2.	By entering into this Release, Employer does not admit any underlying liability to Employee. Neither Employer nor Employee is entering this Release because of any wrongful acts of any kind.

3.	Employee promises and obligates himself to perform the following covenants under this Release:

(a)
Acting for himself, his heirs, personal representatives, administrators, and in his capacity as the agent of any corporate entity in which he has an ownership interest, and anyone claiming by or through him or them, Employee unconditionally and irrevocably releases, acquits and discharges Employer and its Releasees from any and all Claims (as defined below) that Employee (or any person or entity claiming through Employee) may have against Employer or its Releasees as of the date of this Release.

(i)
The phrases “Employer” or “Employer and its Releasees” shall mean Outback Steakhouse International, Inc,. and all of its parents, subsidiaries and affiliates, including but not limited to OSI Restaurant Partners, LLC, OSI International, Inc., Outback Steakhouse International, L.P., OS Restaurant Services, Inc. and Outback Steakhouse of Florida, LLC, and all of the past and present directors, officers, partners, shareholders, members, managers, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of each of them

(ii)
The term “Claims” shall include lawsuits, causes of action, liabilities, losses, damages, debts, demands, controversies, agreements, duties, obligations, promises and rights of every kind. The term “Claims” shall include Claims arising from any source, including but not limited to contracts, statutes, regulations, ordinances, codes, or the common law, including claims arising under the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq., as amended), the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq., as amended), the Family Medical Leave Act of

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1993 (29 U.S.C. § 2601, et seq., as amended), the Fair Labor Standards Act of 1938 (29 U.S.C. 201 et seq., as amended), the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. § 1001 et seq., as amended), 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (as amended), the continuation coverage provisions of the Omnibus Budget Reconciliation Act of 1986 (29 U.S.C. § 623 et seq., as amended), the Florida Civil Rights Act of 1992 (Ch. 760.01 et seq., Florida Statutes, as amended), the New York State Human Rights Law (N.Y. Exec. Law § 290 et. seq.,) and all other federal, state, and local laws dealing with discrimination, retaliation, wages, leave, benefits, or workplace policies, as well as claims for unpaid wages, unpaid commissions, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, assault, battery, or any other tort arising out of or connected in any way to the employment relationship. The term “Claims” shall include injuries or damage of any nature, regardless of whether such injuries or damage arise from accident, illness, occupational disease, negligence, intentional act, or some other origin. The term “Claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees. The term “Claims” shall be construed to include any and all Claims meeting the definitions in this subparagraph without regard to whether those Claims are asserted or unasserted, known or unknown, ripe or unripe, direct or indirect, conditional or unconditional.

(b)
Employee waives and relinquishes any rights that Employee may have to claim reimbursement from Employer and its Releasees for attorney's fees, litigation costs or expenses that Employee may have incurred in the course of obtaining legal advice on any matter related to Employer, except as otherwise expressly provided for herein.

(c)
Employee waives and disclaims any right to any damages, compensation, or other personal relief that may be recovered at any time after the execution of this Release as a result of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission ("EEOC"), the Florida Commission on Human Relations, the New York Division of Human Rights, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Employee shall request such agency or court to dismiss or withdraw from the matter.

(d)
Employee agrees that he will preserve the confidentiality of this Release and not discuss or disclose its existence, substance, or contents to anyone other than his spouse, attorney, accountant, or tax advisors, except as compelled or authorized by law. Employee further agrees that he will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential

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Information obtained by the Employee during the term of Employee's employment with Employer, unless (i) such disclosure or communication is compelled by law, or (ii) Employee has received specific written authorization in advance from Employer prior to the disclosure, use, or communication. Confidential Information shall mean any information regarding, affecting, or relating to the clients, operations, or business of Employer that is treated as confidential by Employer and that is not generally known by or otherwise available to third parties.

(e)
Employee agrees that he will not disparage Employer or its Releasees in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Employee is subpoenaed as part of a government entity's investigation of Employer, Employee may provide truthful information about his employment to the government entity without violating this Release.

(f)
Employee agrees that he will assist Employer and its Releasees with respect to any legal disputes against Employer and its Releasees that are currently pending or that may be filed in the future. Such assistance shall include, but not be limited to, Employee making himself available to Employer's legal counsel to discuss any issue referenced above, Employee making himself available for deposition, and Employee making himself available to appear as a witness in any legal proceeding.

(g)	Employee shall comply with all other terms of this Release as provided for herein.

4.	As consideration for the promises made by Employee in this Release, Employer promises and obligates itself to pat to the Employee the severance provided for in the Separation Agreement.

5.
Employee shall have a period of twenty-one calendar days (the “Consideration Period”) from the date he is presented with this Release to consider the Release's terms and consequences before executing the Release. Employee is not required to let the full Consideration Period elapse before executing the Release; rather, the Release may be executed on any date within the Consideration Period.

6.
Employee and Employer agree that Employee may revoke the Release for any reason at any time during the seven calendar days immediately following Employee's execution of the Release (the “Revocation Period"). To revoke this Release, Employee must cause written notice of his intent to revoke this Release to be delivered to Joseph J. Kadow at Employer's home office, 2202 N. Westshore Boulevard, 5th Floor, Tampa, FL 33607 within the Revocation Period. This Release shall not become effective or enforceable until the Revocation Period has expired without such notice having been delivered to Employer in the specified manner. Employer will not disburse any payment described in the Separation Agreement until the Revocation Period has expired.

7.	Employee agrees that each of the following statements is truthful and accurate:

(a)	Employee is of sound mind and body.

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(b)	Employee has sufficient education and experience to make choices for himself that may affect his legal rights.

(c)	Employee has full legal capacity to make decisions for himself;

(d)	Employee is aware that this Release has significant legal consequences.

(e)	Employee has been advised to consider consulting with an attorney of his choice prior to signing this Release.

(f)	Employee has decided to sign this Release of his own free will, and his decision to sign this Release has not been unduly influenced or controlled by any mental or emotional impairment or condition.

(g)	Employee is not executing this Release because of any duress or coercion imposed on him by anyone.

8.
Employee represents that he has not sold, transferred, or assigned to a third party any claims that he may have against Employer and its Releasees. Employee represents that any claims that he may have against Employer and its Releasees are unencumbered and otherwise within his power to dispose of. Employee represents that he does not have any pending lawsuits, claims, or actions against Employer and its Releasees, or that if he does, he has fully disclosed such lawsuits, claims, or actions to Employer prior to executing this Release. Employee further represents that he has not suffered any injuries, illnesses, or accidents in the course of his employment other than those he has previously disclosed to Employer, and that any previously disclosed injuries, illnesses, or accidents are included within the scope of the claims settled by this Release. Employee acknowledges that he has not compromised any claim for unpaid wages under the Fair Labor Standards Act as he has received full compensation for all hours worked and no other wages, overtime, compensation, benefits, or other amounts are due and owing.

9.
Any and all prior understandings or agreements between Employee and Employer with respect to the subject matter of this Release are merged into this Release, which, along with the Separation Agreements and the agreements referenced therein, fully and completely expresses the entire agreement and understanding of the parties with respect to the subject matter hereof. Notwithstanding this provision, this Release shall not in any way diminish any obligation, duty or undertaking owed by the Employee to Employer because of any other contract or agreement or law, including, but not limited to, Employee's Noncompetition, Nondisclosure, Nonsolicitation, and Nonpiracy agreements contained in Employee's Employment Agreement. The rights and releases given to Employer in this Release will be in addition to, and not in place of, any and all other rights held by Employer by virtue of any other contract, agreement or undertaking, and to that extent, the obligations of the Employee survive the execution of this Release.

10.	This Release cannot be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Release shall be valid unless such change,

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amendment, or modification is memorialized in a written agreement between the parties that expressly references this Release and identifies the provisions herein that are to be changed, amended, or modified. Such change, amendment, or modification must be signed by Employee and by duly authorized officers or representatives of Employer.

11.
This Release is made and entered into in the state of Florida, and shall in all respects be interpreted, enforced and governed under the laws of Florida. In the event of a breach of this Release by either party, the other party shall be entitled to seek enforcement of this Release exclusively before a state or federal court of competent jurisdiction located in Hillsborough County, Florida, and the state and federal courts located in Hillsborough County, Florida shall be deemed to have exclusive jurisdiction and venue over any litigation related to or arising from this Release. This Release shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Release.

12.
At the conclusion of any litigation or dispute arising out of or related to this Release, the prevailing party may recover, in addition to damages, the costs and fees (including attorney's fees, paralegal fees, and expert fees) reasonably incurred in connection with the litigation or dispute.

13.
The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Release, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

14.
Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court. Any part, term or provision which is determined to be illegal or invalid shall be deemed not to be a part of this Release.

15.	The parties agree that a true copy of this Release may be used in any legal proceeding in place of the original and that any such true copy shall have the same effect as the original.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at	Atlanta, GA	this	10th	day of	November,	2011.
	place		date		month

/s/ Heather Brown	/s/ Michael W. Coble
WITNESS	MICHAEL W. COBLE

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Executed at	Tampa, FL	this	14th	day of	November,	2011.

EMPLOYER

/s/ Kelly Lefferts	By:	/s/ Joseph J. Kadow
WITNESS		Joseph J. Kadow

	Title:	Executive Vice President

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